NSAR ITEM 77O.2

			 VKAC Tax Free High Income Fund
			       10f-3 Transactions

UNDERWRITING #      UNDERWRITING           PURCHASED FROM     AMOUNT OF SHARES

    1               Port Oakland, CA        Paine Webber         2,000,000
    2            City of Farmington, NM    Lehman Brothers       3,600,000
    3             New York City Water       Paine Webber         2,000,000
    4            City of Chicago Water      Bear Stearns        10,000,000


		 % OF UNDERWRITING        DATE OF PURCHASE
		     PURCHASED
    1                  0.0761%                 01/06/97
    2                   4.000%                 01/29/97
    3                   0.690%                 08/05/97
    4                   1.000%                 09/10/97